Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

August 31, 2001


Dear Sir/Madam,

We have read the paragraphs in 4.a of Item 4 included in the Form 8-K dated August 31, 2001 of VoiceStream Wireless Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP


cc:  Mr. Donald Guthrie - Vice Chairman and Director (Principal Financial
                          Officer) VoiceStream Wireless Corporation